Exhibit 99.1

Vince Holding Corp. Reports Second Quarter 2021 Results

NEW YORK, New York – September 9, 2021 – Vince Holding Corp. (NYSE:VNCE), a leading global contemporary group (“Vince” or the “Company”), today reported its financial results for the second quarter 2021 ended July 31, 2021.

In this press release, the Company is presenting its historical financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis.  Adjusted results presented in this press release are non-GAAP financial measures.  See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

Highlights for the second quarter ended July 31, 2021:

•

Net sales increased 112.5% to $78.7 million as compared to $37.0 million in the same period last year reflecting a 108.5% increase in Vince brand sales and a 139.4% increase in Rebecca Taylor and Parker.

•	Gross margin rate was 45.0% compared to 36.0% in the same period last year.
•	Income from operations was $2.6 million compared to a loss from operations of $14.0 million in the same period last year.
•	Net loss was $0.6 million or $0.05 per share compared to a net loss of $15.1 million or $1.28 per share in the same period last year.

Jack Schwefel, Chief Executive Officer, commented, “We are pleased with our performance in the quarter, particularly with the Vince brand approaching pre-pandemic levels driven by strength in our direct-to-consumer business. The brand continues to resonate with both women and men with sophisticated, high-quality assortments. Going forward, we will continue to focus on accelerating direct-to-consumer as well as our growth strategies of building out our ecommerce capabilities, strengthening brand awareness through marketing, and accelerating growth in men’s. At Rebecca Taylor, we remain encouraged by the long-term potential we see for this brand as we continue to leverage the same strategies that made the Vince brand turnaround so successful.”

For the second quarter ended July 31, 2021:

•	Total Company net sales increased 112.5% to $78.7 million compared to $37.0 million in the second quarter of fiscal 2020.

•

Gross profit was $35.4 million, or 45.0% of net sales, compared to gross profit of $13.3 million, or 36.0% of net sales, in the second quarter of fiscal 2020. The increase in the gross margin rate was primarily due to channel mix, lower year-over-year adjustments to inventory reserves, and lower promotional activity in the direct-to-consumer channel.

•

Selling, general, and administrative expenses, were $32.7 million, or 41.6% of sales, compared to $27.3 million, or 73.9% of sales, in the second quarter of fiscal 2020. The increase in SG&A dollars was primarily the result of higher payroll and compensation expense, increased investments in marketing as well as higher consulting and other third-party costs.

•	Income from operations was $2.6 million compared to a loss from operations of $14.0 million in the same period last year.

•

Income tax expense was $1.3 million as a result of the non-cash deferred tax expense created by the current period amortization of indefinite-lived goodwill and intangible assets for tax but not for book purposes

•	Net loss was $0.6 million or $0.05 per share compared to a net loss of $15.1 million or $1.28 per share in the same period last year.

•	The Company ended the quarter with 78 company-operated Vince and Rebecca Taylor stores, a net increase of 10 stores since the second quarter of fiscal 2020.

Vince

•	Net sales increased 108.5% to $67.2 million as compared to the second quarter of fiscal 2020.
•	Wholesale segment sales increased 105.0% to $35.2 million compared to the second quarter of fiscal 2020.
•	Direct-to-consumer segment sales increased 112.5% to $32.0 million compared to the second quarter of fiscal 2020.
•	Income from operations excluding unallocated corporate expenses was $15.6 million compared to a loss of $1.1 million in the same period last year.

Rebecca Taylor and Parker

•	Net sales increased 139.4% to $11.5 million as compared to the second quarter of fiscal 2020.
•	Loss from operations was $1.6 million compared to a loss of $3.1 million in the same period last year.

Net Sales and Operating Results by Segment:

	Three Months Ended
	July 31,	August 1,
(in thousands)	2021	2020
Net Sales:
Vince Wholesale	$35,170	$17,159
Vince Direct-to-consumer	31,982	15,051
Rebecca Taylor and Parker	11,521	4,812
Total net sales	$78,673	$37,022

Income (loss) from operations:
Vince Wholesale	$9,441	$4,404
Vince Direct-to-consumer	6,126	(5,525)
Rebecca Taylor and Parker	(1,571)	(3,059)
Subtotal	13,996	(4,180)
Unallocated corporate*	(11,361)	(9,828)
Total income (loss) from operations	$2,635	$(14,008)

* Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

Balance Sheet

At the end of the second quarter of fiscal 2021, total borrowings under the Company’s debt agreements totaled $87.3 million and the Company had $34.4 million of excess availability under its revolving credit facility.

Subsequent to the end of the quarter, on September 7th, the Company entered into a new $35 million senior secured term loan credit facility, replacing its prior facility of approximately $25 million. This step further enhances the Company’s liquidity position by increasing its availability as well as reducing associated covenants. The Company concurrently entered into a restated and amended revolving credit facility which reflects the terms of the new term loan credit facility. As a result of the amendment to the revolving credit facility and new term loan credit facility, the Company has also reduced its margin rate to pre-pandemic levels reducing its current cost of capital. Furthermore, the Company entered into an amendment to its third lien credit facility, which also reflects other applicable terms of the new term loan credit facility.  The new term loan facility and amended revolving credit facility now mature in 2026 and the third lien credit facility now matures in 2027.

Net inventory at the end of the second quarter of fiscal 2021 was $74.3 million compared to $92.1 million at the end of the second quarter of fiscal 2020. As a reminder, the Company experienced an increase in seasonal inventory levels in the second quarter of fiscal 2020 due to order cancellations in the wholesale channel and temporary store closures. As a result of the actions taken to work through prior seasonal product, the healthier inventory levels also reflect an improved balance of newness.

2021 Second Quarter Earnings Conference Call

A conference call to discuss the second quarter results will be held today, September 9, 2021, at 4:30 p.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Jack Schwefel, and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 392-0629, conference ID 4054989. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to financial results relating to six months ended August 1, 2020, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of non-cash asset impairment charges and the TRA adjustment. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items.  While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary group, consisting of three brands: Vince, Rebecca Taylor and Parker. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, footwear and accessories through 50 full-price retail stores, 18 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Rebecca Taylor, founded in 1996 in New York City, is a high-end women’s contemporary womenswear line lauded for its signature prints, romantic detailing, and vintage inspired aesthetic reimagined for a modern era. The Rebecca Taylor collection is available at 12 retail stores, through our e-commerce site at rebeccataylor.com and through its subscription service Rebecca Taylor RNTD, www.rebeccataylorrntd.com, as well as through major department and specialty stores in the US and select international markets. Parker, founded in 2008 in New York City, is a contemporary women’s fashion brand that is trend focused. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: the impact of the novel coronavirus (COVID-19) pandemic on our business, results of operations and liquidity; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; further impairment of our goodwill and indefinite-lived intangible assets; general economic conditions; our ability to realize the benefits of our strategic initiatives; our ability to maintain our larger wholesale partners; the loss of certain of our wholesale partners; our ability to make lease payments when due; the execution and management of our retail store growth plans; the expected effects of the acquisition of the Acquired Businesses on the Company; our ability to successfully manage the transition of the new Chief Executive Officer; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to optimize our systems, processes and functions; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to comply with privacy-related obligations; our ability to comply with domestic and international laws, regulations and orders; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements;

seasonal and quarterly variations in our revenue and income; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; the extent of our foreign sourcing; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; our reliance on independent manufacturers; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1214
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)

Condensed Consolidated Statements of Operations

(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Six Months Ended
	July 31,	August 1,	July 31,	August 1,
	2021	2020	2021	2020
Net sales	$78,673	$37,022	$136,206	$76,040
Cost of products sold	43,295	23,682	75,345	46,700
Gross profit	35,378	13,340	60,861	29,340
as a % of net sales	45.0%	36.0%	44.7%	38.6%
Impairment of goodwill and intangible assets	—	—	—	13,848
Impairment of long-lived assets	—	—	—	13,026
Selling, general and administrative expenses	32,743	27,348	65,327	65,892
as a % of net sales	41.6%	73.9%	48.0%	86.7%
Income (loss) from operations	2,635	(14,008)	(4,466)	(63,426)
as a % of net sales	3.3%	(37.8)%	(3.3)%	(83.4)%
Interest expense, net	1,927	1,022	3,805	2,047
Other expense (income), net	—	4	-	(2,303)
Income (loss) before income taxes	708	(15,034)	(8,271)	(63,170)
Provision for income taxes	1,298	28	3,941	70
Net loss	$(590)	$(15,062)	$(12,212)	$(63,240)
Loss per share:
Basic loss per share	$(0.05)	$(1.28)	$(1.03)	$(5.39)
Diluted loss per share	$(0.05)	$(1.28)	$(1.03)	$(5.39)
Weighted average shares outstanding:
Basic	11,898,360	11,784,007	11,855,535	11,739,061
Diluted	11,898,360	11,784,007	11,855,535	11,739,061

Vince Holding Corp. and Subsidiaries	Exhibit (2)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	July 31,	January 30,	August 1,
	2021	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,524	$3,777	$782
Trade receivables, net	31,158	31,878	18,589
Inventories, net	74,336	68,226	92,122
Prepaid expenses and other current assets	5,614	6,703	3,483
Total current assets	112,632	110,584	114,976
Property and equipment, net	17,687	17,741	18,823
Operating lease right-of-use assets	88,992	91,982	89,004
Intangible assets, net	76,163	76,491	76,819
Goodwill	31,973	31,973	31,973
Other assets	3,745	4,173	5,112
Total assets	$331,192	$332,944	$336,707

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$50,789	$40,216	$58,450
Accrued salaries and employee benefits	5,268	4,231	9,021
Other accrued expenses	12,451	15,688	11,265
Short-term lease liabilities	24,231	22,085	19,186
Current portion of long-term debt	1,375	—	2,063
Total current liabilities	94,114	82,220	99,985
Long-term debt	84,759	84,485	72,898
Long-term lease liabilities	90,655	97,144	95,042
Deferred income tax liability and other liabilities	6,761	2,888	416
Stockholders' equity	54,903	66,207	68,366
Total liabilities and stockholders' equity	$331,192	$332,944	$336,707

Vince Holding Corp. and Subsidiaries	Exhibit (3)

Reconciliation of GAAP to Non-GAAP measures

(Unaudited, amounts in thousands)

	For the three months ended July 31, 2021
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non-GAAP)

Income from operations	$2,635	$—	$—	$—	$2,635
Interest expense, net	1,927	—	—	—	1,927
Other (income) expense, net	—	—	—	—	—
Income before income taxes	708	—	—	—	708
Provision for income taxes	1,298	—	—	—	1,298
Net loss	$(590)	$—	$—	$—	$(590)
Earnings per share	$(0.05)	$—	$—	$—	$(0.05)	(1)

	For the three months ended August 1, 2020
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non-GAAP)

Loss from operations	$(14,008)	$—	$—	$—	$(14,008)
Interest expense, net	1,022	—	—	—	1,022
Other (income) expense, net	4	—	—	—	4
(Loss) income before income taxes	(15,034)	—	—	—	(15,034)
Provision for income taxes	28	—	—	—	28
Net loss	$(15,062)	$—	$—	$—	$(15,062)
Loss per share	$(1.28)	$—	$—	$—	$(1.28)	(2)

(1) Based on weighted-average shares outstanding of 11,898,360 for the three months ended July 31, 2021, which excludes the effect of dilutive equity securities.

(2) Based on weighted-average shares outstanding of 11,784,007 for the three months ended August 1, 2020, which excludes the effect of dilutive equity securities.

	For the six months ended July 31, 2021
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non-GAAP)

Loss from operations	$(4,466)	$—	$—	$—	$(4,466)
Interest expense, net	3,805	—	—	—	3,805
Other (income) expense, net	—	—	—	—	—
Loss before income taxes	(8,271)	—	—	—	(8,271)
Provision for income taxes	3,941	—	—	—	3,941
Net loss	$(12,212)	$—	$—	$—	$(12,212)
Loss per share	$(1.03)	$-	$-	$-	$(1.03)	(3)

	For the six months ended August 1, 2020
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non-GAAP)

Loss from operations	$(63,426)	$(13,026)	$(13,848)	$—	$(36,552)
Interest expense, net	2,047	—	—	—	2,047
Other (income) expense, net	(2,303)	—	—	(2,320)	17
(Loss) income before income taxes	(63,170)	(13,026)	(13,848)	2,320	(38,616)
Provision for income taxes	70	—	—	—	70
Net (loss) income	$(63,240)	$(13,026)	$(13,848)	$2,320	$(38,686)
(Loss) earnings per share	$(5.39)	$(1.11)	$(1.18)	$0.20	$(3.30)	(4)

(3) Based on weighted-average shares outstanding of 11,855,535 for the six months ended July 31, 2021, which excludes the effect of dilutive equity securities.

(4) Based on weighted-average shares outstanding of 11,739,061 for the six months ended August 1, 2020, which excludes the effect of dilutive equity securities.